SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549




                                  FORM 8-K

                                CURRENT REPORT



        Pursuant to Section 13 or 15(d) of the Exchange Act of 1934


   Date of Report (Date of earliest event reported)    January 23, 1996



                     SIMMONS FIRST NATIONAL CORPORATION
           (Exact name of registrant as specified in its charter)




   Arkansas                    0-6253                 71-0407808
(State or other             (Commission            (I.R.S. employer
jurisdiction of              file number)          identification No.)
incorporation
or organization)



 501 Main Street, Pine Bluff, Arkansas                  71601
(Address of principal executive offices)              (Zip Code)





                             (501) 541-1000
           (Registrant's telephone number, including area code)



ITEM 5.   OTHER EVENTS.

     The following is the text of a press release issued by the registrant at 3:05 P. M. Central Standard Time on January 23, 1996:

                 SIMMONS FIRST ANNOUNCES STOCK REPURCHASE PROGRAM

     Pine Bluff -- J. Thomas May, president and chief executive officer of Simmons First National Corporation (SFNC), has announced the adoption of a stock repurchase program by the Corporation. The program, as approved by the Board of Directors, authorizes the repurchase of up to 100,000 shares or approximately 2.6% of the outstanding shares annually. The purchases are expected to be made in the open market. SFNC intends to use the repurchased shares to satisfy stock option exercises, payment of future stock dividends and general corporate purposes.

     "We believe our stock is a very good investment at its current price range", May said. "The repurchase program will allow us to acquire shares needed for corporate purposes as well as make an investment in our organization which demonstrates our commitment and confidence in its future."

     Simmons First, for the first time in its 92-year history, reported record earnings exceeding $10 million for 1995.

     Simmons First National Corporation, with assets of $840 million , is a multi-bank holding company which owns 5 banks in Arkansas. Simmons First National Bank, the flagship bank is headquartered in Pine Bluff, with loan production offices in Little Rock and Fayetteville, branches in Fort Smith, Springdale, Rogers, Bella Vista, Sherrill, Grady, Gould, Star City and Little Rock (opening February 5, 1996). Other holdings of the Corporation include Simmons First Bank of Jonesboro, Simmons First Bank of Lake Village, Simmons First Bank of Dumas, Simmons First Bank of Dermott and Simmons First Mortgage Company.



FOR MORE INFORMATION CONTACT:
Lawrence Fikes
Vice President/Marketing Group
Simmons First National Bank
(501) 541-1438
1-800-272-2213
FAX (501) 541-1045



                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        SIMMONS FIRST NATIONAL CORPORATION


Date: January 23, 1996                 By /s/ J. Thomas May
      -----------------                  -------------------------------
                                            J. Thomas May, President &
                                                 Chief Executive Officer